UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XTREME FIGHTING CHAMPIONSHIPS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7373	98-050336
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

495 Grand Boulevard, Unit 206

Miramar Beach, FL 33550

(949) 290-4914

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

chase@bcjlaw.com

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company)		Emerging Growth Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, par value $0.001	40,000,000	$0.015	$600,000	$65.46
Common Stock, par value $0.001 (4)	5,380,362	$0.0446	$239,965	$26.18

(1)

In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Based on the lowest traded price of the Company’s common stock during the fifteen (15) consecutive trading day period immediately preceding January 25, 2021 of $0.015. The shares offered, hereunder, may be sold by the Selling Stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	The fee is calculated by multiplying the aggregate offering amount by .0001091, pursuant to Section 6(b) of the Securities Act of 1933.

(4)	Issuable upon exercise of warrants

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 18, 2021

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Xtreme Fighting Championships, Inc.

45,380,362 Shares of Common Stock

The Selling Stockholder identified in this prospectus may offer and sell up to 45,380,362 shares of common stock, which will consist of up to 5,380,362 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock (the “Warrants”) and up to 40,000,000 shares of common stock upon conversion of 550 shares of Series B Preferred Stock of the Company (the “Preferred Stock”), in each case as issued by us to GHS Investments LLC (“GHS” or the “Selling Stockholder”) pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated October 14, 2021. If issued presently, the 45,380,362 of common stock registered for resale by GHS would represent 25.53% of our issued and outstanding shares of common stock as of November 15, 2021.

The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The timing and amount of any sale are within the sole discretion of the Selling Stockholder. Our registration of the shares of common stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” of this prospectus.

We received proceeds from our sale of the Preferred Stock to GHS pursuant to the Securities Purchase Agreement. We have sold 200 shares of Preferred Stock to GHS at a price equal to $1,000 per share. Each share of Preferred Stock is convertible at the stated value of $1,200 per share divided by the market price, which is defined as the lowest traded price of the Company’s common stock during the fifteen (15) consecutive trading day period immediately prior to a conversion. Upon conversion of the Preferred Stock, we will not receive any proceeds from the sale of our common stock by GHS. We will receive a maximum of an additional $239,965 from GHS if and when they elect to exercise the Warrants. As we are unable to predict the timing or amount of any such exercise, we currently intend to use such proceeds, if any, for general corporate purposes and working capital. The Selling Stockholder is not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the Selling Stockholder of the Warrants will choose to exercise the Warrants, in whole or in part.

In addition, the Preferred Stock and Warrants are subject to a beneficial ownership limitation for GHS of 4.99% (in the aggregate) of all outstanding common shares of the Company.

Our common stock is traded on OTC Markets under the symbol “DKMR”. On November 16, 2021, the last reported sale price for our common stock was $0.019 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 23. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2021.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The Selling Stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Xtreme”, “XFC,” the “Company,” “we,” “us,” and “our” refer to Xtreme Fighting Championships, Inc., a Nevada corporation.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the notes thereto and the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

Summary of the Offering

Shares currently outstanding:	132,399,516

Shares being offered:	45,380,362

Offering Price per share:

The Selling Stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder. The Selling Stockholder will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will receive the exercise price upon any exercise of the Warrants. If the Warrants are exercised in full, we would receive gross proceeds of approximately $239,965. We currently intend to use such proceeds, if any, for general corporate purposes and working capital. The Selling Stockholder is not obligated to exercise the Warrants, and we cannot predict whether and when, if ever, the Selling Stockholder will choose to exercise the Warrants, in whole or in part. See “Use of Proceeds” beginning on page 30 of this prospectus.

OTC Markets Symbol:	DKMR

Risk Factors:	See “Risk Factors” beginning on page 23 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Our Business

Xtreme Fighting Championships, Inc. is a sports entertainment and media company that is the second largest publicly traded Mixed Martial Arts (MMA) league, producing a wide range of live fighting events that are broadcast via traditional networks, pay-per-view and online. Mixed Martial Arts is a full-contact combat sport based on striking, grappling and ground fighting incorporating techniques from a broad range of martial arts and combat sports around the world. MMA is the world’s third most popular sport, behind soccer and basketball, and there are approximately 451 million people interested in MMA, according to Nielsen Sports DNA.

XFC was established with a vision of seeking out, signing and branding a new generation of Mixed Martial Arts fighters. The Company assembles the most exciting and well-rounded MMA fighters from around the world, to compete in all major weight classes for both men and women.

Our operations are organized around the following principal activities:

Live Events: We produce and promote live XFC fighting events featuring a variety of MMA fighters in all major weight classes for both men and women. XFC Fighters include both veterans and the next generation of rising superstars who compete in Main Event matches held in the iconic XFC Hexagon.

Talent Development: We actively seek out new talent to establish the next generation of MMA fighters to provide our audiences with the exciting combat action for which XFC events have become known. Our fighter-centric leadership team takes pride in discovering the next generation of rising superstars and providing them the resources and training required to maximize their success in the Hexagon. A key element to the success of our talent development efforts surrounds our national and regional “Tryouts” which are held to identify the next generation of talent. These events are designed to highlight the competitive elements of our events and allow fighters to rise through multiple levels of the tryout and tournament competitions. New fighters that are identified at our tryouts are offered the chance to sign an exclusive agreement to compete in XFC events for a specified period of time.

Media: We are focused on broadcasting and promoting our events on a variety of traditional and internet media. XFC events have been available though some of the largest media venues globally, including Terra TV, UOL, and AXSTV/HDNet in the United States, Rede TV! in South Africa, and premium cable and satellite television network HBO. Many of the events we hold are later rebroadcast over internet media, primarily YouTube, where we highlight our Tryouts. In addition to broadcast platforms, we seek to maximize exposure of our events and fighters through internet and social media channels to promote engagement and interaction with our fighters.

Advertising and Sponsorships: We are in the early stages of developing our advertising and sponsorship programs that will extend from our live events to broadcast and social media content. We believe our audiences represent a prime marketing demographic of young, action oriented, sports enthusiasts the would be attractive to a wide range of consumer products. We intend to develop advertising and sponsorship packages to address the needs of such sponsors.

Merchandising: We plan to develop merchandise to promote our XFC brand among consumers and MMA sports enthusiasts. XFC-branded merchandise may include apparel and accessories sold under licensing arrangements or direct to consumers on our website. Merchandising opportunities may extend to toys, video games, and other products in the future.

Xtreme Fighting Championships, Inc. is a corporation organized under the laws of the State of Nevada and was incorporated on May 3, 2006. Our authorized capital consists of 500,000,000 common shares, with a par value of $0.001 per share and 45,380,362 authorized preferred shares. As of September 1, 2021, we had 120,595,979 shares of common stock issued and outstanding.  Our headquarters and principal executive offices are located at 495 Grand Boulevard, Unit 206, Miramar Beach, FL 32550; our telephone number is (914) 290-4914, and our corporate website is www.xfcmma.net. We do not intend for information contained on our website to be part of this Form S-1/A.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). The SEC also maintains an Internet site that contains annual, quarterly and current reports, proxy and information statements and other information that we (together with other issuers) file electronically. The SEC’s Internet site is www.sec.gov. We make available free of charge on or through our website our annual, quarterly, and current reports and amendments to those reports as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. Currently, the Company’s common stock is quoted on the OTC Markets electronic exchange under the symbol “DKMR.”

Previously, we were an exploration stage company engaged in the acquisition and exploration of mineral properties named Duke Mountain Resources, Inc.   On December 31, 2013, we completed the acquisition of all of the issued and outstanding shares of Fostung Resources, which is the holder of certain leases and mining claims to a Fostung Tungsten property located in Foster Township, Sudbury, Ontario, Canada (the "Fostung Property") from RenovaCare, Inc. (f/k/a Janus Resources, Inc.) ("Janus"), a corporation organized under the laws of the State of Nevada.

During 2018, the Company began making investments of its capital, time and other resources in the market of mixed martial arts (“MMA”). The Company, as a result of its investments became a majority owner in a private company called, Xtreme Fighting Championships, Inc., a Florida corporation. The MMA and extreme sports market in general have become very profitable and so the company has begun operating in the MMA market. On July 13, 2020, the company changed its name to Xtreme Fighting Championships, Inc., pursuant to the laws of the Company’s state of incorporation and the rules and requirements of FINRA.

On January 25, 2020, Duke Mountain Resources, Inc. and Atlas Capital Partners, Inc. entered into a Share Purchase Agreement and Assignment of Debt Agreement. However, it was later discovered that Atlas Capital Partner, Inc. did not own the intellectual property agreed to by the parties and the debt in the agreement was later forgiven.

Industry and Market

The industry and market under which XFC exists is the sports market and martial arts fighting. We work with broadcast partners, such as NBC, FOX Sport and Telemundo, to broadcast fights to as many countries as possible.

Competition

Of our competitors, Ultimate Fighting Champions (“UFC”) is the largest. They are a multi-billion-dollar corporation whose fights are also broadcast on television. UFC is far larger than we are and they are currently better capitalized. We expect to continue to grow our business, but we are currently among the smaller MMA Fighting Leagues.

Intellectual Property

Our success and ability to compete depends in part on our ability to maintain our trade secrets. All of our employees and consultants are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Research and Development

We are not in an industry or market where research and development is required to remain competitive. Our main product involves our ability to showcase the talents that our mixed martial arts fighters are able to display during their fights which we are able to display and broadcast to the public through our broadcast partners such as NBC, FOX Sports and Telemundo.

Regulatory Matters

Government contract laws and regulations affect how we will do business with our customers, and in some instances, will impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of any then existing contracts or the inability to bid on future contracts.

Employees

We currently have one full time and six part time employees who work for XFC as independent contractors. The Company considers its relationships with its employees to be satisfactory and is not a party to any collective bargaining agreement.

Summary Consolidated Financial Information

The tables and information below are derived from our consolidated financial statements for the year ended December 31, 2020 and the year ended December 31, 2019. Our total stockholder’s deficit as of December 31, 2020 was $3,049,119. Our total stockholder’s deficit as of December 31, 2019 was $8,329,124. As of December 31, 2020, we had $1,372,016 of cash on hand. Our historical results are not necessarily indicative of future results of operations and the results of operations for the year ended December 31, 2020 are not necessarily indicative of results for the full year. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto, and our unaudited interim condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year End December 31, 2020	Year End December 31, 2019

Cash	1,372,016	$25,494
Total Assets	2,103,562	406,141
Total Current Liabilities	2,529,034	8,627,233
Total Stockholder’s Equity (Deficit)	(3,049,119)	(8,329,124)

Statement of Operations

	Year End December 31, 2020	Year End December 31, 2019

Revenue	900,482	1,399,420
Other Income (Expense)	(1,107,403)	(651,577)
Net Income (Loss) for the Period	(6,177,099)	(3,078,120)
Net Loss per Share	(0.17)	(3.84)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed, and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

RISKS RELATED TO OUR COMPANY

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

The Company has a relatively limited operating history. Our limited operating history and the unpredictability of the wealth management industry make it difficult for investors to evaluate our business. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in rapidly evolving markets.

We will need additional financing to implement our business plan.

The Company will need additional financing to fully implement its business plan in a manner that not only continues to expand an already established direct-to-consumer approach, but also allows the Company to establish a stronger brand name in all the areas in which it operates. In particular, the Company will need additional financing to:

●	Effectuate its business plan and further develop its product and service lines;

●	Expand its facilities, human resources, and infrastructure; and

●	Increase its marketing efforts and lead generation.

There are no assurances that additional financing will be available on favorable terms, or at all. If additional financing is not available, the Company will need to reduce, defer or cancel development programs, planned initiatives and overhead expenditures. The failure to adequately fund its capital requirements could have a material adverse effect on the Company’s business, financial condition and results of operations. Moreover, the sale of additional equity securities to raise financing will result in additional dilution to the Company’s stockholders and incurring additional indebtedness could involve the imposition of covenants that restrict the Company’s operations.

Our products and services are subject to changes in applicable laws and regulations.

The Company’s business is particularly subject to changing federal and state laws and regulations related to the provision of financial services to consumers. The Company’s continued success depends in part on its ability to anticipate and respond to these changes, and the Company may not be able to respond in a timely or commercially appropriate manner. If the Company fails to adjust its products and services in response to changing legal and/or regulatory requirements, the ability to deliver its products and services may be hindered, which in turn could have an adverse effect on the Company’s business, financial condition and results of operations.

We may continue to encounter substantial competition in our business.

The Company believes that existing and new competitors will continue to improve their products and services, as well as introduce new products and services with competitive price and performance characteristics. The Company expects that it must continue to innovate, and to invest in product development and productivity improvements, to compete effectively in the several markets in which the Company participates. The Company’s competitors could develop a more efficient product or service or undertake more aggressive and costly marketing campaigns than those implemented by the Company, which could adversely affect the Company’s marketing strategies and have an adverse effect on the Company’s business, financial condition and results of operations.

Important factors affecting the Company’s current ability to compete successfully include:

●	lead generation and marketing costs;

●	service delivery protocols;

●	branded name advertising; and

●	product and service pricing.

In periods of reduced demand for the Company’s products and services, the Company can either choose to maintain market share by reducing product and service pricing to meet the competition, or maintain its product and service pricing, which would likely sacrifice market share. Sales and overall profitability may be reduced in either case. In addition, there can be no assurance that additional competitors will not enter the Company’s existing markets, or that the Company will be able to continue to compete successfully against its competition.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officer. If the Company’s senior executive or other key personnel are unable or unwilling to continue in their present positions, the Company may not be able to replace them easily or at all, and the Company’s business may be disrupted. Competition for senior management personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or attract and retain high-quality senior executives in the future. Such failure could have a material adverse effect on the Company’s business, financial condition and results of operations.

Because we may never earn revenues from our operations, our business may fail, and investors may lose all of their investment in our company.

In addition to other information in this current report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. If any such risks occur, our business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

We have limited revenues from operations. We have yet to generate positive earnings and there can be no assurance we will ever operate profitably. Our company has a limited operating history and has yet to launch its first commercial product. The success of our company is significantly dependent on uncertain events, with respect to supply chain, system development, and operation of the system on the scale we currently envision. If our business plan is not successful and we are not able to operate profitably, our stock may become worthless and investors may lose all of their investment in our Company. Should any of the following material risks occur, our business may experience catastrophic and unrecoverable losses, as said risks may harm our current business operations, as well as any future results of operations, resulting in the trading price of our common stock declining and a partial or complete loss of your investment. It is important to note these risks are not the only ones we face. Additional risks not presently known or that we currently consider to be immaterial may also impair our business operations and trading price of our common stock.

We may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to deliver quality risk management and custom app development services. Based upon current plans, we expect to incur operating losses in future periods because we expect to incur expenses that will exceed revenues for an unknown period of time. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future.

We have limited operating capital and we may have to seek additional financing.

If we are unable to fund our operations and, therefore, not be able to sustain future operations or support the manufacturing of additional systems, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection.

We cannot assure anyone with any degree of certainty that any necessary additional financing will be available on terms favorable to us, now or at any point in the future. It may be a significant challenge to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. Even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders; and if we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.

If we and our suppliers cannot obtain financing under favorable terms, and our clients are not able to receive the requisite guarantees for payment to us, our business may be negatively impacted.

We may become subject to litigation.

There is the potential that we could be party to disputes for which an adverse outcome could result in us incurring significant expenses, being liable for damages, and subject to indemnification claims. In connection with any disputes or litigation in which we are involved, we may be forced to incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any injunctions in connection, therewith, if there is an unfavorable outcome. The expense of defending litigation may be significant, as is the amount of time to resolve lawsuits unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, financial condition, and cash flows. Additionally, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Product liability or defects could also negatively impact our results of operations. The risk of product liability claims and associated adverse publicity is possible in the development, manufacturing, marketing, and sale of our product offerings. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.

Also, a highly publicized problem, whether actual or perceived, could adversely affect the market’s perception of our product, resulting in a decline in demand for our product and could divert the attention of our management, having a materially adverse effect our business, financial condition, results of operations and prospects.

Our success depends on attracting and retaining key personnel.

Our future plans could be harmed if we are unable to attract or retain key personnel, and our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. Equally, our success depends on the ability of our management and employees to interpret market data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments. Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated, however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We do not know whether we will be successful in hiring or retaining qualified personnel, and our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and profitable commercialization plans, our business prospects, results of operations, and financial condition.

Should we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital. In addition, our internal control systems rely on people trained in the execution of the controls. Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

Protecting our intellectual property is necessary to protect our brand.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs, and manufacturing processes.

We will rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications and enforcement, thereof, filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. In the event we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.

Failure to obtain needed licenses could delay or prevent the development, manufacture, or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. As a result, we may need to pursue legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.

Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Also, our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

As part of our business strategy, we intend to consider acquisitions of companies, technologies and products that we believe could improve our ability to compete in our core markets or allow us to enter new markets. Acquisitions, involve numerous risks, any of which could harm our business, including, difficulty in integrating the technologies, products, operations and existing contracts of a target company and realizing the anticipated benefits of the combined businesses; difficulty in supporting and transitioning customers, if any, of the target company; inability to achieve anticipated synergies or increase the revenue and profit of the acquired business; potential disruption of our ongoing business and distraction of management; the price we pay or other resources that we devote may exceed the value we realize; or the value we could have realized if we had allocated the purchase price or other resources to another opportunity and inability to generate sufficient revenue to offset acquisition costs.

If we finance acquisitions by issuing equity securities, our existing stockholders may be diluted; and as a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The COVID-19 pandemic has had and is expected to continue to have an adverse effect on our business and financial performance. The extent of the impact of the COVID-19 pandemic, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are highly uncertain and cannot be predicted.

RISKS ASSOCIATED WITH OUR COMMON STOCK

If we issue additional shares in the future our existing shareholders will experience dilution.

Our certificate of incorporation authorizes the issuance of up to 800,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

Trading on the OTC Markets may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on OTC Markets. Trading in stock quoted on OTC Markets is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We may never pay dividends to our common stockholders.

The Company currently intends to retain its future earnings to support operations and to finance expansion; accordingly, the Company does not anticipate paying any cash dividends in the foreseeable future.

The declaration, payment and amount of any future dividends on common stock will be at the discretion of the Company’s Board of Directors, and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness and other considerations the Board of Directors considers relevant. There is no assurance that future dividends will be paid on common stock or, if dividends are paid, the amount thereof.

Our common stock is quoted through the OTC Markets, which may have an unfavorable impact on our stock price and liquidity.

The Company’s common stock is quoted on the OTC Markets, which is a significantly more limited market than the New York Stock Exchange or NASDAQ. The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in OTC Markets stocks and certain major brokerage firms restrict their brokers from recommending OTC Markets stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic. As a result, the quoted price for the Company’s common stock on the OTC Markets may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies. The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Our common stock is subject to price volatility unrelated to our operations.

The market price of the Company’s common stock could fluctuate substantially due to a variety of factors, including market perception of the Company’s ability to achieve its planned growth, operating results of the Company and of other companies in the same industry, trading volume in the Company’s common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company or its competitors.

Our common stock is classified as a “penny stock.”

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that the Company’s common stock will be considered to be a penny stock for the immediately foreseeable future.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the investor, make a reasonable determination that transactions in penny stocks are suitable for that person, and make a reasonable determination that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also provide disclosure to its customers, prior to executing trades, about the risks of investing in penny stocks in both public offerings and in secondary trading, the commissions payable to both the broker-dealer and the registered representative, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Because of these regulations, broker-dealers may not wish to furnish the necessary paperwork and disclosures and/or may encounter difficulties in their attempt to buy or sell shares of the Company’s common stock, which may in turn affect the ability of Company stockholders to sell their shares.

Accordingly, the penny stock classification adversely affects any market liquidity for the Company’s common stock and subjects the shares to certain risks associated with trading in penny stocks. These risks include difficulty for investors in purchasing or disposing of shares, difficulty in obtaining accurate bid and ask quotations, difficulty in establishing the market value of the shares, and a lack of securities analyst coverage.

Markets for stock are highly volatile.

As a result of market volatility in the U.S. and in international stock markets since 2008, a high degree of uncertainty has been seen in the markets, which may result in an increase in the return required by investors, with respect to their expectations for the financing of our projects. Current and ongoing global conditions could lead to an extended recession in the U.S. and around the world. We currently have no revenue producing assets, which may have a materially adverse impact on our business and financial conditions and results, which places our investors at risk.

Capital and credit markets continue to be unpredictable and the availability of funds from those markets is extremely uncertain. Further, arising from concerns about the stability of financial markets generally and the solvency of borrowers specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards or altogether ceased to provide funding to borrowers. Due to these capital and credit market conditions, we cannot be certain that funding will be available to us in amounts or on terms that we believe are acceptable.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on OTC Markets. Market conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance.

The overall weakness in the economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock. Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

We may also be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and a significant diversion of management’s time and attention and intellectual and capital resources and could harm our stock price, business, prospects, and results of operations.

Sales of a significant number of shares of our common stock could depress the market price of our common stock, which could happen in the public market at any time. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Should industry analysts choose not to publish, or any time discontinue reporting on us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline. Also, the trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Securities Purchase Agreement.

The sale of our common stock to GHS Investments LLC in accordance with the Securities Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time GHS converts their preferred shares, the more shares of our common stock we will have to issue to GHS. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

GHS Investments LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued to GHS upon the conversion of their preferred stock will be one hundred percent (100%) of the lowest trading price during the fifteen (15) consecutive trading days immediately preceding GHS conversion.

GHS has a financial incentive to sell our shares immediately upon receiving them. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on OTC Markets (OTC Pink) under the symbol “DKMR”. However, there is a very limited active trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price, and therefore, your investment may be partially or completely lost.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholder. The Selling Stockholder will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby. We will receive the exercise price upon any exercise of the Warrants. If all the Warrants were exercised, we would receive gross proceeds of approximately $239,965. However, the Selling Stockholder is not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the Selling Stockholder will choose to exercise the Warrants, in whole or in part. Accordingly, any proceeds from such exercise will be used for general corporate purposes and working capital.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Securities Purchase Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase by the Company. The shares are being registered on behalf of our Selling Stockholder pursuant to the GHS Securities Purchase Agreement.

SELLING SECURITY HOLDER

The Selling Stockholder identified in this prospectus may offer and sell up to 45,380,362 shares of common stock, which will consist of up to 5,380,362 shares of common stock issuable upon exercise of outstanding warrants to purchase shares of common stock and up to 40,000,000 shares of common stock upon conversion of 550 shares of Series B Preferred Stock of the Company, in each case as issued by us to GHS Investments LLC (“GHS”) pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated October 14, 2021. If issued presently, the 45,380,362 shares of common stock registered for resale by GHS would represent 22.53% of our issued and outstanding shares of common stock as of November 15, 2021.

We may require the Selling Stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The Selling Stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

Information concerning the Selling Stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the Selling Stockholder upon termination of this offering, because the Selling Stockholder may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the Selling Stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each Selling Stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 132,399,516 shares of our common stock outstanding as of November 15, 2021.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the Selling Stockholder’s name, subject to community property laws, where applicable, and (b) no Selling Stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered		# of Shares (2)	% of Class (2)

GHS Investments LLC (3)	5,311,828	45,380,362	(4)	0	0%

Notes:

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)

Because the Selling Stockholder may offer and sell all or only some portion of the 45,380,362 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the Selling Stockholder will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments LLC.
(4)

Consists of up to 45,380,362 shares of common stock to be sold by GHS, through the exercise of up to 5,380,362 warrants and up to 40,000,000 shares of common stock underlying 550 shares of Preferred Stock.

THE OFFERING

On October 14, 2021, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with GHS Investments LLC (“GHS”). Under the Securities Purchase Agreement, the Company agrees to sell to GHS shares of the Company’s Series B Preferred Stock (the “Preferred Stock”) at a price of $1,000 per share. Each share of Preferred Stock is convertible at the stated value of $1,200 per share divided by one hundred percent (100%) of the market price of the Company’s common stock, which equals the lowest traded price of the Company’s common stock during the fifteen (15) consecutive trading day period immediately prior to a conversion (the “Market Price”). As of the date of this registration statement, GHS has purchased 200 shares of Preferred Stock from the Company.

In conjunction with the Securities Purchase Agreement, on October 14, 2021, we issued a Common Stock Purchase Warrant (the “Warrant”) to GHS. Under the Warrant, GHS has to option to subscribe for and purchase from the Company up to 5,380,362 shares of common stock of the Company. The exercise price per share of the common stock under the Warrant will be $0.0446 per share. The Warrants expires five (5) years from the date of issuance, may be only be exercise by cash payment to the Company and have no cashless provision. In addition, the Preferred Stock and Warrants are subject to a beneficial ownership limitation for GHS of 4.99% (in the aggregate) of all outstanding common shares of the Company.

PLAN OF DISTRIBUTION

The Selling Stockholder named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholder. The Selling Stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Stockholder. We may, however, receive proceeds from the sale of our Preferred Stock under the Securities Purchase Agreement with GHS, and we will receive a maximum of an additional $239,965 from GHS if and when they elect to exercise the Warrants. The Preferred Stock and Warrants are subject to a beneficial ownership limitation for GHS of 4.99% (in the aggregate) of all outstanding common shares of the Company. Neither the Securities Purchase Agreement with GHS nor any rights of the parties under the Securities Purchase Agreement with GHS may be assigned or delegated to any other person.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate of eight hundred million (800,000,000) shares of common stock, $0.001 par value per share. As of November 15, 2021, we had 132,399,516 shares of common stock outstanding.

Each share of common stock has one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Series B Preferred Stock.

General

We are currently authorized to designate and issue up to 10,000,000 shares of preferred stock, par value $0.001, issuable from time to time in one or more series.

Dividends

Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends of twelve percent (12%) per annum, payable quarterly, in cash or Preferred Shares, beginning on the Original Issuance Date and ending on the date that such share of Preferred Share has been converted or redeemed (the “Dividend End Date”), at the discretion of the Company.

Voting Rights

The Preferred Stock will vote together with the common stock on an as-converted basis. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Conversion

Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

Conversion Price

The conversion price (the “Conversion Price”) for the Preferred Stock shall be the amount equal to the lesser of (a) one hundred percent (100%) of the lowest traded price for the Company’s stock for the fifteen (15) trading days immediately preceding the relevant Conversion and (b) a twenty percent (20%) discount to the price of the common stock in a Qualified Offering. Notwithstanding the above, the Holder agrees to convert fifty percent (50%) of the outstanding Preferred Stock at a twenty percent (20%) discount to the price of the common stock in a Qualified Offering, subject to the Beneficial Ownership Limitation. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages including, but not limited to, as a result of a Triggering Event pursuant to Section 10 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Following a “Triggering Event” or an “Event of Default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of : (a) the then applicable Conversion Price; or (b) a price per share equaling eighty five percent (85%) of the lowest traded price for the Company’s common stock during the fifteen (15) trading days preceding the relevant Conversion.

Warrants to Purchase Common Stock

In conjunction with the Securities Purchase Agreement, we issued GHS 5,380,362 Warrants. Each Warrant will be exercisable for one share of our Common Stock at an exercise price of $0.0446 per share. Each Warrant will be exercisable from its date of issuance and at any time up to the date that is five years after its original date of issuance. A holder shall have no right to exercise any portion of a Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock upon such exercise. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Holders of Warrants who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Exchange Act, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) of the Exchange Act, any person who acquires such Warrants with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Common Stock.

The exercise price of the Warrants is subject to adjustment (but not below the par value of our Common Stock) in the case of stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of the Common Stock purchasable upon exercise, including voting rights, however, the holders of the Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock to the extent set forth in the Warrants.

Options

There are no outstanding options to purchase our securities.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●

the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

LEGAL MATTERS

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.

EXPERTS

The audited financial statements for the Company for the years ended December 31, 2020 included in this prospectus have been audited by Malone Bailey, an independent registered public accounting firm, and for the year ended December 31, 2019 by Boyle CPA, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

BUSINESS

Competition

Of our competitors, Ultimate Fighting Champions (“UFC”) is the largest. They are a multi-billion-dollar corporation whose fights are also broadcast on television. UFC is far larger than we are and they are currently better capitalized. We expect to continue to grow our business, but we are currently among the smaller MMA Fighting Leagues.

Intellectual Property

Our success and ability to compete depends in part on our ability to maintain our trade secrets. All of our employees and consultants are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Employees

We currently have one full time and six part time employees who work for XFC as independent contractors. The Company considers its relationships with its employees to be satisfactory and is not a party to any collective bargaining agreement.

Legal Proceedings

On June 24, 2021, the Company was sued by Harbor Gates Capital, LLC (“Harbor Gates”) in the United States District Court for the Southern District of Florida, Civil Action No. 1:21cv22322 for default on a note. Harbor Gates alleges that on or about September 14, 2020, the Company issued to them a convertible note for $210,000 convertible into the Company’s common stock.  The note was due within six months from the funding, and they alleged that the Company was in default. The Company is defending this action.

As of the date of this report, management is not aware of any other legal proceedings contemplated by any governmental authority or any other party involving us or our properties. As of the date of this report, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceedings. Management is not aware of any other proceedings pending or that have been threatened against us or our properties.

We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future financial position, results of operations or cash flows.

Government Regulation

In addition to regulations applicable to businesses in general, we may also be subject to direct regulation by governmental agencies, including the FCC and Department of Defense.

Other Information

None.

DESCRIPTION OF PROPERTY

We do no own or lease any property.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Common Stock

Our common stock is currently quoted on the OTC Market’s OTCQB Venture Marketplace (“OTCQB”) under the symbol “DKMR”. The following table sets forth for the periods indicated the high and low price per share of our common stock as reported on the OTCQB. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

OTC Markets Group Inc. OTCQB (1)

	High $	Low $

September 30, 2021	0.07	0.0388
June 30, 2021	0.175	0.139
March 31, 2021	0.164	0.1505
December 31, 2020	0.1150	0.095
September 30, 2020	0.303	0.2901
June 30, 2020	1.14	0.95
March 31, 2020	0.62	0.62
December 31, 2019	0.1634	0.1634
September 30, 2019	0.141	0.141
June 30, 2019	0.06	0.06
March 31, 2019	0.06	0.06

(1) Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Holders of Record

As of November 15, 2021, we had 129 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section labeled “Risk Factors.”

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Xtreme Fighting Championship, Inc. (the "Company", "we", or "us") was incorporated under the laws of the State of Nevada on May 3, 2006.

Certain statements contained below are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Our auditors have issued a going concern opinion in the financial statements for the year ended December 31, 2020.

RESULTS OF OPERATIOMS

Working Capital

	September 30,	December 31,
	2021	2020

Current Assets	$ 65,000	$ 78,049
Current Liabilities	1,558,571	775,405
Working Capital (Deficit)	$(1,493,571)	$(697,356)

Cash Flows

	September 30,	March 31,
	2021	2020

Cash Flows from (used in) Operating Activities	$(13,049)	$(15,620)
Cash Flows from (used in) Financing Activities	-	15,620-
Net Increase (decrease) in Cash During Period	$(13,049)	$-

Operating Revenues

We have generated revenues of $345,762 for the three months ended September 30, 2021 and $0 for the three months ended September 30, 2020. We have generated revenues of $382,363 for the nine ended September 30, 2021 and $0 for the nine months ended September 30, 2020.

Operating Expenses and Net Loss

Operating expenses for the three months ended September 30, 2021 were $527,447 compared with 1,565,826 for the three months ended September 30, 2020.  Operating expenses for the three months ended September 30, 2021 consisted of general and administrative expenses of $237,453 for the three months ended September 30, 2021 compared to $42,262 for the three months ended September 30, 2020 and amortization expenses of $289,994 for the three months ended September 30, 2021 compared to $1,157,523 for the three months ended September 30, 2020.

Operating expenses for the nine months ended September 30, 2021 were $2,015,535 compared with $6,867,885 for the nine months ended September 30, 2020.  Operating expenses for the nine months ended September 30, 2021 consisted of general and administrative expenses of $1,145,556 for the nine months ended September 30, 2021 compared to $4,765,560 for the nine months ended September 30, 2020 and amortization expenses of $869,982 for the nine months ended September 30, 2021 compared to $1,736,284 for the nine months ended September 30, 2020.

Other income (expense) for the three months ended September 30, 2021 were $11,003 compared with $(1,500,000) for the three months ended September 30, 2020.  Other income (expense) for the three months ended September 30, 2021 consisted of interest expense of $11,003 compared to $(1,500,000) for the three months ended September 30, 2020.

Other income (expense) for the nine months ended September 30, 2021 were $33,009 compared with $(1,500,000) for the nine months ended September 30, 2020.  Other income (expense) for the nine months ended September 30, 2021 consisted of interest expense of $33,009 compared to $(1,500,000) for the nine months ended September 30, 2020.

During the three months ended September 30, 2021, the Company recorded a net loss of ($192,685) compared with net loss of ($3,065,826) for the three months ended September 30, 2020.

During the nine months ended September 30, 2021, the Company recorded a net loss of ($1,666,184) compared with net loss of ($8,367,885) for the nine months ended September 30, 2020.

Liquidity and Capital Resources

As at September 30, 2021, the Company's cash balance was $0 compared to cash balance of $13,049 at December 31, 2020. As of September 30, 2021, the Company's total assets were $11,461,073 compared to total assets of $12,344,104 as at December 31, 2020.

As of September 30, 2021, the Company had total liabilities of $1,558,571 compared with total liabilities of $775,405 as at December 31, 2020.  Liabilities for the nine months ended September 30, 2021 consisted of accounts payable and accrued expenses of $49,062 compared to $37,330 for the year ended December 31, 2020, due to related party of $17,987 compared to $17,070 as of December 31, 2020; convertible debt, net of discount of $687,515 compared to $579,118 as of December 31, 2020; stock subscription payable of $17,987 compared to $17,987 as of December 31, 2020; and unearned revenues of $785,486 compared to $123,900 as December 31, 2020.

Cashflow from Operating Activities

During the three months ended September 30, 2021 the Company used ($13,049) of cash for operating activities compared to the use of $431,089 of cash for operating activities during the nine months ended September 30, 2020.

Cashflow from Financing Activities

During the nine months ended September 30, 2021 the Company received cash from financing activities of $0 as compared to $524,965 for the nine months ended September 30, 2020.

Subsequent Developments

None

Going Concern

We have not attained profitable operations and are dependent upon the continued financial support from our shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from our future business. These factors raise substantial doubt regarding our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financing

The Company will consider selling securities in the future to fund operations.  There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies

Our consolidated financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally  accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. A complete summary of these policies is included in the notes to our consolidated financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Directors and Executive Officers

The following sets forth information about our director and executive officer as of the date of this report:

NAME	AGE	POSITION

Steve A. Smith Jr.	46	Chief Executive Officer, Chief Financial Officer, Chairman

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. The Board of Directors appoints officers who serve their terms of office at the discretion of the Board of Directors.

Background of Executive Officers and Directors

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating each person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Steve A. Smith Jr., Chief Executive Officer, Chief Financial Officer and Chairman, 46, has 23 years of executive marketing experience and has held significant marketing positions while working with Fortune 100 companies. Mr. Smith has accepted his appointment as President and Director to the Company. Steve has worked for more than 17 years in the media business in senior management. Steve has spent more than a decade in key VP/Director roles at high profile companies including Discovery Communications & World Wrestling Entertainment. His account experience extends across more than 500 clients, which includes deep relationships within all of the movie & entertainment industries. Having worked with high profile media assets within Television, Print, Digital, Outdoor & Events, Steve has unparalleled knowledge of creative marketing tactics. Steve brings his leadership experience with leading dynamic teams to profitability.

Family Relationships

There are no family relationships among any of our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2019, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

Corporate Governance Guidelines, Code of Ethics, and Business Conduct

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) to assist it in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and at the management level, with a view to enhancing stockholder value over the long term.

We have adopted a written code of ethics and business conduct to provide guidance to all Company’s directors, officers and employees, for each employee, including our including the Company’s principal executive officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is posted on our website at www.dsgtag.com. If we make certain amendments to or waivers of our code of ethics, we intend to satisfy the SEC disclosure requirements by promptly posting the amendment or waiver on our website.

Committees of the Board of Directors

Audit Committee. We did not during 2020, and do not currently, have an audit committee. If and when we satisfy the other initial listing standards for listing our common stock on NASDAQ or another national exchange, we intend to establish a compensation committee of the Board of Directors.

Compensation Committee. We did not during 2020, and do not currently, have a compensation committee. If and when we satisfy the other initial listing standards for listing our common stock on NASDAQ or another national exchange, we intend to establish a compensation committee of the Board of Directors.

Nominating Committee. We have not established a compensation committee. Our board of directors, sitting as a board, performs the role of a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a nominating committee.

Board Leadership Structure and Role in Risk Oversight

Steve A. Smith Jr. acts as our Chairman, Chief Executive Officer and Chief Financial Officer. We have no policy requiring either that the positions of the Chairman of the Board, Chief Executive Officer and the Chief Financial Officer be separate or that they be occupied by the same individual. The Board of Directors believes that this issue is properly addressed as part of the succession planning process and that a determination on this subject should be made when it elects a new chief financial officer or at such other times as when consideration of the matter is warranted by circumstances.

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2020 & 2019

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers (as defined in Item 402(m)(2) of Regulation S-K) for the fiscal years ended December 31, 2020, and December 31, 2019.

EXECUTIVE SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steve A. Smith Jr.	2020	25,122	0	0	0	0	0	174,300	199,422
(Chief Executive Officer, Chief Financial Officer, and Director)	2019	0	0	0	0	0	0	0	0

Narrative Disclosure to the Summary Compensation Table

The Company has made payments to Mr. Smith for $25,122 and has paid Emerald Coast Investments, Inc., $174,300, of which Mr. Smith is principal.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2020

There were no equity awards for each named executive officer as of December 31, 2020.

Compensation of Directors

No director received compensation for services rendered in any capacity to us during the fiscal year ended December 31, 2020, and December 31, 2019.

DIRECTOR COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steve A. Smith,	2020	-	-	-	-	-	-	-	-
Director	2019	-	-	-	-	-	-	-	-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of September 1, 2021, the number of and percent of the Company’s common stock beneficially owned by: (i) all directors, naming them; (ii) our named executive officers; (iii) our directors and executive officers as a group, without naming them; and (iv) persons or groups known by us to own beneficially 5% or more of our voting securities.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from September 1, 2021, upon the exercise of options, warrants or other convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that convertible securities that are held by that beneficial owner, but not those held by any other person, and which are exercisable within 60 days of September 20, 2021, have been exercised and converted.

Name and Address of Beneficial Owner	Office, if Any	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Officers and Directors
Steve A. Smith Jr. 495 Grand Boulevard, Unit 206, Miramar Beach, FL 32550	Director, Chief Executive Officer, Chief Financial Officer	Common Stock	20,000,000	53.7%
		Preferred Stock	96,408,783
All officers and directors as a group (1 person)		Common Stock	20,000,000	53.7%
		Preferred Stock	96,408,783

5%+ Security Holders
None			-	-

(1)

In determining the percent of common stock beneficially owned by a person or entity, (a) the numerator is the number of shares beneficially owned by such person or entity, including shares which may be acquired by that person within 60 days of September 20, 2021, upon the conversion of Preferred Series AA, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on September 20, 2021 (120,595,979 shares), and (ii) the total number of shares that the beneficial owner may acquire within 60 days of September 20, 2021, upon exercise of Preferred Series AA (96,408,783 shares).

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

On January 25, 2020, Duke Mountain Resources, Inc. and Atlas Capital Partners, Inc. entered into a Share Purchase and Assignment of Debt Agreement. Pursuant to that Agreement, Atlas Capital Partners, with the agreement of its creditor Emerald Coast Investments, Inc., was sold to Duke Mountain Resources. In return for such sale, Duke Mountain agreed to pay off all of the debt Atlas Capital Partners owed to Emerald Coast Investments. Later, the company was discarded by XFC as it was found that it did not possess the intellectual property and requisite contracts to assist XFC in its business.

On November 20, 2020, the Company entered into a note receivable, with Emerald Coast Investments Inc., of which Mr. Steve Smith, the Company’ s Chief Executive officer, is principal. The Note is for a term of 5 years and is non-interest bearing. The balance of the receivable on December 31, 2020, was $65,000.

During the year ended December 31, 2020, Emerald Coast Investments, Inc., has been paid $173,400 in fees for services and were issued 240,000,000 shares of the Company.

The Company recorded amounts due to related party advances of $17,070, for accounts payable. For the year ended December 31, 2019, the amounts due to a related party were $16,870 for accounts payable.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

Our board of directors currently consists of one member. We are not currently subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors.

XTREME FIGHTING CHAMPIONSHIPS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Balance Sheets as of September 30, 2021 and 2020	35

Unaudited Statements of Operations for the Three and Nine Months Ended September 31, 2021 and 2020	36

Unaudited Statements of Changes in Stockholders’ Deficit for Nine Months Ended September 30, 2021 and 2020	37

Unaudited Statements of Cash Flows for Nine Months Ended September 30, 2021 and 2020	38

Notes to Unaudited Financial Statements for Period Ended September 30, 2021	39

Report of Independent Public Accounting Firm	44

Report of Independent Public Accounting Firm	45

Audited Balance Sheets as of December 31, 2020 and 2019	46

Audited Statements of Operations for the Year Months Ended December 31, 2020 and 2019	47

Audited Statements of Changes in Stockholders’ Deficit for Year Ended December 31, 2020 and 2019	48

Audited Statements of Cash Flows for Year Ended December 31, 2020 and 2019	49

Notes to Audited Financial Statements for Year Ended December 31, 2020 and 2019	50

XTREME FIGHTING CHAMPIONSHIPS, INC.

Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$ -	$ 13,049
Due from Related Party	65,000	78,049

TOTAL CURRENT ASSETS	65,000	78,049

Property and Equipment, net	12,445	12,445
Intangible assets – net	11,383,628	12,253,610

TOTAL ASSETS	$ 11,461,073	$ 12,344,104

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 49,062	$ 37,330
Bank overdraft	534	-
Due to related party	17,987	17,070
Convertible debt, net of discount, unamortized	687,515	579,118
Stock subscription payable	17,987	17,987
Unearned revenue	785,486	123,900

TOTAL CURRENT LIABILITIES	1,558,571	775,405

TOTAL LIABILITIES	1,558,571	775,408

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock - $0.001 par value, 2 shares authorized: 2 and 0 shares issued and outstanding, respectively	1	1
Common stock - $0.001 par value, 76,000,000 shares authorized: 52,219,413 and 202,180,000 shares issued and outstanding, respectively	99,816	99,816
Additional paid-in capital	46,715,387	46,715,387
Accumulated deficit	(36,912,702)	(35,246,505)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,902,502	11,568,699

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$ 11,461,073	$ 12,344,104

The accompanying notes are an integral part of these consolidated financial statements.

XTREME FIGHTING CHAMPIONSHIPS, INC.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues, net	$ 345,765	$ -	$ 382,363	$ -

Total revenues	345,765	-	382,363	-

Operating expenses:
General and administration	237,453	42,262	1,145,556	4,765,560
Professional fees		366,041		366,041
Amortization		1,157,523		1,736,284
Depreciation and amortization	289,994	-	869,982	-
Total operating expenses	527,447	1,565,826	2,015,538	6,867,885

Loss from operations	(181,682)	(1,565,826)	(1,633,175)	(6,867,885)

Other income (expense)
Gain on debt forgiveness	-	-	-	-
Interest expense	(11,003)	(239,965)	(33,009)	(239,965)
Interest income	-	-	-	-
Total other income (expense)	(11,003)	(239,965)	(33,009)	(239,965)

Net income (loss)	$ (192,685)	$ (3,065,826)	$ (1,666,184)	$ (8,367,885)

Net loss per share (basic and diluted)	$ (0.00)	$ (0.05)	$ (0.01)	$ (0.06)

Weighted average shares outstanding	144,362,797	64,248,570	144,362,797	145,422,722

The accompanying notes are an integral part of these consolidated financial statements.

XTREME FIGHTING CHAMPIONSHIPS, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2021

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	2	1	99,815,716	99,816	$ 46,715,387	$(35,246,505)	$11,568,699
Net loss for the three months ended March 31, 2021	-	-	-	-	-	(887,029)	(887,029)

Balance, March 31, 2021	2	1	99,815,716	99,816	46,715,387	(36,133,534)	10,681,670
Net loss for the three months ended June 30, 2021	-	-	-	-	-	(586,483)	(586,483)

Balance, June 30, 2021	2	1	99,815,716	99,816	46,715,387	(36,720,017)	10,095,187
Net loss for the three months ended September 30, 2021	-	-	-	-	-	(192,685)	(192,685)

Balance, September 30, 2021	2	1	99,815,716	$ 99,816	$ 46,715,387	$(36,912,702)	$ 9,902,502

Balance, December 31, 2019	-	-	202,180,000	$202,180	$ 20,891,603	$(21,130,879)	$ (37,096)
Net loss for the three months ended March 31, 2020	-	-	-	-	-	(200)	(200)

Balance, March 31, 2020	-	-	202,180,000	202,180	20,891,603	(21,131,079)	(37,296)
Change in Control	2	1	(170,000,000)	(170,000)	169,999	-	-
Shares issued for acquisition of assets of Xtreme Fighting Championships, Inc.	-	-	16,655,002	16,655	23,133,798	-	23,150,453
Shares issued for services	-	-	3,384,411	3,384	4,699,773	-	4,703,157
Net loss	-	-	-	-	-	(5,301,859)	(5,301,859)

Balance, June 30, 2020	2	1	52,219,413	52,219	48,895,173	(26,432,938)	22,514,455
Shares issued from previous cancellation	-	-	16,640,040	16,640	(16,64)	-	-
Shares issued for cash received	-	-	5,000,000	5,000	1,760,000	-	1,765,000
Net loss for the three months ended September 30, 2021	-	-	-	-	-	(3,055,826)	(3,065,826)

Balance at September 30, 2020	2	1	73,859,453	$73,859	$ 50,638,533	$(29,488,764)	$31,213,629

The accompanying notes are an integral part of these consolidated financial statements.

XTREME FIGHTING CHAMPIONSHIPS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30, 2021	2020
CASH FLOWS FROM OPERATING ACTVITIES:		
Net income (loss)	$ (1,666,184)	$ (8,367,885)
Adjustments to reconcile net income (loss) to net		
Stock based compensation	84,344	4,703,157
Depreciation and Amotization	869,982	1,736,284
Fair value of stock issued for cash		1,500,000
Changes in operating assets and liabilities		
Accounts payable and accrued expenses	11,732	800
Deposits	534	(50,000)
Accounts payable and accrued liabilities - related party	(98,943)	200
Unearned revenue	785,486	46,355
Net Cash Used in Operating Activities	(13,049)	(431,089)
CASH FLOWS FROM INVESTING ACTVITIES:		
Purchase of property and equipment		(14,000)
Net Cash Used in Investing Activities	-	(14,000)
CASH FLOWS FROM FINANCING ACTVITIES:		
Proceeds from stock purchased		324,965
Proceeds from convertible debt	-	200,000
Net cash provided by financing activity		524,965
Increase (decrease) in cash	(13,049)	79,876
Cash, beginning of period	13,049	-
Cash, end of period	-	79,876
SUPPLEMENTAL DISCLOSURES:		
Cash paid for interest	$ -	$ -
Cash paid for taxes	$ -	$ -
SUPPLEMENTAL NON-CASH FINANCING ACTIVTIES:		
Shares issued for acquistion of intangible assets	$ -	$ 23,150,453
Non-cash adjustments during the period of		
Beneficial conversion feature on stock issued		$ 1,500,000

XTREME FIGHTING CHAMPIONSHIPS, INC.

Notes to the Consolidated Financial Statements

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS

Xtreme Fighting Championships Inc., FKA/Duke Mountain Resources, Inc. (“we”, “our”, the “Company”), a Nevada corporation, was formed on May 3, 2006, and in the sports entertainment and media business since 2020 that is a publicly traded Mixed Martial Arts (MMA) league, producing a wide range of live fighting events that are broadcast via traditional networks, pay-per-view and online. MMA is a full-contact combat sport based on striking, grappling and ground fighting incorporating techniques from a broad range of martial arts and combat sports around the world.

Previously, we were an exploration stage company engaged in the acquisition and exploration of mineral properties and held certain leases and mining claims under our two subsidiaries, namely: Duke Mountain Resources Canada, Inc. and Fostung Resources Ltd. These subsidiaries ceased operations in 2014 and are not currently active.

On July 13, 2020, the Company changed its name to Xtreme Fighting Championships, Inc.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COVID-19

On March 11, 2020, the World Health Organization announced that infections of the novel Coronavirus (COVID-19) had become pandemic, and on March 13, the U.S. President announced a National Emergency relating to the disease. There is a possibility of continued widespread infection in the United States and abroad, with the potential for catastrophic impact. National, state and local authorities have required or recommended social distancing and imposed or are considering quarantine and isolation measures on large portions of the population, including mandatory business closures. These measures, while intended to protect human life, are expected to have serious adverse impacts on domestic and foreign economies of uncertain severity and duration. Some economists are predicting the United States will soon enter a recession. The sweeping nature of the coronavirus pandemic makes it extremely difficult to predict how the Company’s business and operations will be affected in the longer run, but we expect that it may materially affect our business, financial condition and results of operations. The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Moreover, the coronavirus outbreak has begun to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that this coronavirus or any other epidemic harms the global economy generally and/or the markets in which we operate specifically. Any of the foregoing factors, or other cascading effects of the coronavirus pandemic that are not currently foreseeable, could materially increase our costs, negatively impact our revenues and damage the Company’s results of operations and its liquidity position, possibly to a significant degree. The duration of any such impacts cannot be predicted.

The Company may incur significant delays and/or expenses in addition to, impairing its ability to secure additional financing, relating to the worldwide COVID-19 (coronavirus) pandemic. It is presently unknown whether and to what extent the Company’s supply chains may be affected if the pandemic persists for an extended period of time. The Company may incur significant delays or expenses relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition. The Company’s reliance on securing additional capital for its public company expenses may be impaired due to the effect on the U.S. financial markets. The inability to obtain appropriate financing, may affect its compliance requirements as a public company. The

Company has been using its working capital from its operating subsidiaries, to support its public company expenses. The continued drain on its working capital have forced the Company to incur cutbacks, which may affect its future operating revenue as well as, its ability to continue operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Revenue Recognition and Unearned Revenue

Revenue is recognized in accordance with ASC Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies this five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract, related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues were derived primarily from sponsorship advertising.

Intangible assets

Intangible assets include the Company’s content library of fights 1 through 42 including background stories and the XFC trademark, purchased and recorded at their acquisition cost.  The content library intangible assets are amortized over an estimated useful life of 7 years. Useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable.

Goodwill and other Intangible Assets

In accordance with ASC 350-30-65, “Intangibles - Goodwill and Others”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Factors the Company considers to be important which could trigger an impairment review include the following:

●	Significant underperformance relative to expected historical or projected future operating results;
●	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and
●	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. There was no impairment loss recognized during the period ended September 30, 2021.

Property and Equipment

Property and equipment are carried at historical cost less accumulated depreciation. Depreciation is based on the estimated service lives of the depreciable assets and is calculated using the straight-line method. Expenditures that increase the value or productive capacity of assets are capitalized. Fully depreciated assets are retained in the venue equipment, and accumulated depreciation accounts until they are removed from service. When an asset is retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

The estimated useful lives of property and equipment are generally as follows:

Years
Venue equipment	3

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges during the period ended June 30, 2021.

Fair Value Measurements and Financial Instruments

The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The Company's financial instruments consist of cash accounts payable and convertible notes. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements. The Company has no financial assets or liabilities that are measured on a recurring basis as of September 30, 2021.

Convertible debt

The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible notes that have conversion features at fixed or adjustable rates. The beneficial conversion feature for the convertible instruments is recognized and measured by allocating a portion of the proceeds as an increase in additional paid-in capital and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features.

The beneficial conversion feature will be accreted by recording additional noncash interest expense over the expected life of the convertible notes.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and non-employee services received in exchange for an award of equity instruments over the period the employee or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Earnings (Loss) per Common Share

Net income (loss) per common share is calculated in accordance with ASC Topic 260: Earnings per Share (“ASC 260”). Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  In periods where the Company has a net loss, the computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as their effect would be anti-dilutive.

Related Party Transactions

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement,” which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our consolidated financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s consolidated financial statements.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. On September 30, 2021, the Company had an accumulated deficit of $36,720,917, negative working capital of $1,590,880 and net loss of $586,483 during the period ended June 30, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. Management intends to attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to raise additional funds, there can be no assurances to that effect. Without additional capital, we will be unable to achieve our business objectives, and may be forced to curtail our operations, reduce headcount, and/or temporarily cease our operations until requisite capital is secured. The consolidated financial statements do not include any adjustments relating to classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Xtreme Fighting Championships, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Xtreme Fighting Championships, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2021.

Houston, Texas

September 20, 2021

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS		
CURRENT ASSETS		
Cash	$ 13,049	$ -
Due from Related Party	65,000	-
TOTAL CURRENT ASSETS	78,049	-
Property amd Equipment, net	12,445	-
Intangible assets, net	12,253,610	-
TOTAL ASSETS	$ 12,344,104	$ -
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)		
CURRENT LIABILITIES		
Accounts Payable and Accrued Expenses	$ 37,330	$ 20,226
Due to related party	17,070	16,870
Convertible debt, net of discount, unamortized	579,118	
Stock subscription payable	17,987	
Unearned Revenues	123,900	
TOTAL CURRENT LIABILITIES	775,405	37,096
TOTAL LIABILITIES	775,405	37,096
STOCKHOLDERS' EQUITY (DEFICIT)		
Preferred Stock, 10,000,000 shares authorized; $0.001 par value, 2 anf 0 shares issued and outstanding respectively	1	-
Common Stock, 500,000,000 shares authorized; $0.001 par value, 99,815,716 and 202,180,000 shares issued and outstanding respectively	99,816	202,180
Additional Paid-In Capital	46,715,387	20,891,603
Accumulated deficit	(35,246,505)	(21,130,879)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	11,568,699	(37,096)
TOTAL LIABILITITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$ 12,344,104	$ -

F-2

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2020	2019
REVENUES		
Revenues, net	$ 371,298	$ -
Total Revenues	371,298	-
EXPENSES		
Operating expenses		
General and administrative	13,282,936	20,598,879
Depreciation and amortization	1,159,977	-
Total operating expenses	14,442,913	20,598,879
Operating loss	(14,071,615)	(20,598,879)
Interest expense	(44,011)	(4,513)
Gain on debt foregiveness	-	150,197
Total other income (expenses)	(44,011)	145,684
Net loss before taxes	(14,115,626)	(20,453,195)
Provision for income taxes	-	-
NET LOSS	$ (14,115,626)	$ (20,453,195)
BASIC AND DILUTED LOSS PER COMMON SHARE	$ (0.10)	$ (0.80)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	144,362,795	25,659,452

F-3

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

For the Years Ended December 31, 2020 and 2019

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2018	-	$ -	12,180,000	$ 12,180	$ 519,820	$ (677,684)	$ (145,684)
Shares issued for services			150,000,000	150,000	20,400,000		20,550,000
Shares issued for related party debt			40,000,000	40,000	(28,217)		11,783
Net loss for the year ended December 31, 2019	-	-	-	-	-	(20,453,195)	(20,453,195)
Balance at December 31, 2019	-	-	202,180,000	202,180	20,891,603	(21,130,879)	$ (37,096)
Common shares converted to preferred shares	2	1	(170,000,000)	(170,000)	169,999		-
Foregiveness of related party debt			-	-	100,000		100,000
Shares issued for acquisition of intangible asset			16,640,040	16,640	13,295,392		13,312,032
Shares issued for debt issue costs			600,000	600	135,900		136,500
Shares issued for services			49,252,676	49,253	11,945,818		11,995,071
Shares issued for cash			1,143,000	1,143	155,675		156,818
Beneficial conversion feature of convertible debt					21,000		21,000
Net loss for the year ended December 31, 2020	-	-	-	-	-	(14,115,626)	(14,115,626)
Balance at December 31, 2020	2	$ 1	99,815,716	$ 99,816	$46,715,387	$ (35,246,505)	$11,568,699

F-4

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Xtreme Fighting Championships Inc., FKA/Duke Mountain Resources, Inc. (“we”, “our”, the “Company”), a Nevada corporation, was formed on May 3, 2006 and in the sports entertainment and media business since 2020 that is a publicly traded Mixed Martial Arts (MMA) league, producing a wide range of live fighting events that are broadcast via traditional networks, pay-per-view and online.  MMA is a full-contact combat sport based on striking, grappling and ground fighting incorporating techniques from a broad range of martial arts and combat sports around the world.

Previously, we were an exploration stage company engaged in the acquisition and exploration of mineral properties and held certain leases and mining claims under our two subsidiaries, namely: Duke Mountain Resources Canada, Inc. and Fostung Resources Ltd.  These subsidiaries ceased operations in 2014 and are not currently active.

On July 13, 2020, the Company changed its name to Xtreme Fighting Championships, Inc.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COVID-19

On March 11, 2020, the World Health Organization announced that infections of the novel Coronavirus (COVID-19) had become pandemic, and on March 13, the U.S. President announced a National Emergency relating to the disease. There is a possibility of continued widespread infection in the United States and abroad, with the potential for catastrophic impact. National, state and local authorities have required or recommended social distancing and imposed or are considering quarantine and isolation measures on large portions of the population, including mandatory business closures. These measures, while intended to protect human life, are expected to have serious adverse impacts on domestic and foreign economies of uncertain severity and duration. Some economists are predicting the United States will soon enter a recession. The sweeping nature of the coronavirus pandemic makes it extremely difficult to predict how the Company’s business and operations will be affected in the longer run, but we expect that it may materially affect our business, financial condition and results of operations. The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Moreover, the coronavirus outbreak has begun to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that this coronavirus or any other epidemic harms the global economy generally and/or the markets in which we operate specifically. Any of the foregoing factors, or other cascading effects of the coronavirus pandemic that are not currently foreseeable, could materially increase our costs, negatively impact our revenues and damage the Company’s results of operations and its liquidity position, possibly to a significant degree. The duration of any such impacts cannot be predicted.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company may incur significant delays and/or expenses in addition to, impairing its ability to secure additional financing, relating to the worldwide COVID-19 (coronavirus) pandemic. It is presently unknown whether and to what extent the Company’s supply chains may be affected if the pandemic persists for an extended period of time. The Company may incur significant delays or expenses relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition. The Company’s reliance on securing additional capital for its public company expenses may be impaired due to the effect on the U.S. financial markets. The inability to obtain appropriate financing, may affect its compliance requirements as a public company. The Company has been using its working capital from its operating subsidiaries, to support its public company expenses. The continued drain on its working capital have forced the Company to incur cutbacks, which may affect its future operating revenue as well as, its ability to continue operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Revenue Recognition and Unearned Revenue

Revenue is recognized in accordance with ASC Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies this five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract, related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues were derived primarily from sponsorship advertising.

Intangible assets

Intangible assets include the Company’s content library of fights 1 through 42 including background stories and the XFC trade mark, purchased and recorded at their acquisition cost. The content library intangible assets are amortized over an estimated useful life of 7 years. Useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable.

Goodwill and other Intangible Assets

In accordance with ASC 350-30-65, “Intangibles - Goodwill and Others”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Factors the Company considers to be important which could trigger an impairment review include the following:

●	Significant underperformance relative to expected historical or projected future operating results;
●	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and
●	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. There was no impairment loss recognized during the year ended December 31, 2020.

Property and Equipment

Property and equipment are carried at historical cost less accumulated depreciation. Depreciation is based on the estimated service lives of the depreciable assets and is calculated using the straight-line method. Expenditures that increase the value or productive capacity of assets are capitalized. Fully depreciated assets are retained in the venue equipment, and accumulated depreciation accounts until they are removed from service. When an asset is retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

The estimated useful lives of property and equipment are generally as follows:

Years
Venue equipment	3

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges during the years ended December 31, 2020 and 2019.

Fair Value Measurements and Financial Instruments

The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The Company's financial instruments consist of cash accounts payable and convertible notes.  The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements. The Company has no financial assets or liabilities that are measured on a recurring basis as of December 31, 2020 and 2019.

Convertible debt

The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible notes that have conversion features at fixed or adjustable rates. The beneficial conversion feature for the convertible instruments is recognized and measured by allocating a portion of the proceeds as an increase in additional paid-in capital and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features. The beneficial conversion feature will be accreted by recording additional noncash interest expense over the expected life of the convertible notes.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and non-employee services received in exchange for an award of equity instruments over the period the employee or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Earnings (Loss) per Common Share

Net income (loss) per common share is calculated in accordance with ASC Topic 260: Earnings per Share (“ASC 260”). Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  In periods where the Company has a net loss, the computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as their effect would be anti-dilutive.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following are dilutive common stock equivalents during the years ended:

	December 31, 2020		December 31, 2019
Convertible preferred stock	79,852,572	(1)	-
Convertible notes payable	700,000	(2)	-
Total	80,552,572		-

(1)

As of December 31, 2020, 39,926,286 shares of our common stock are issuable upon conversion of each share of Convertible Preferred Series AA stock.  Each share is convertible into 40% of the then outstanding common stock. As there were 2 shares of Convertible Preferred Series AA stock issued and outstanding, the shares would be convertible into 79,852,572 shares of common stock.

(2)

700,000 shares of our common stock are issuable upon conversion of $210,000 of Convertible Notes Payable at a conversion rate of $0.30 per share, as of December 31, 2020.

An additional 2,750,000 shares of our common stock will be issuable upon conversion of $550,000 of Convertible Notes Payable at a conversion rate of $0.20 per share after 180 days from issue date.

Related Party Transactions

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement,” which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our consolidated financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s consolidated financial statements.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. On December 31, 2020, the Company had an accumulated deficit of $35,246,505, negative working capital of $697,356 and net loss of $14,115,626 during the year ended December 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. Management intends to attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to raise additional funds, there can be no assurances to that effect. Without additional capital, we will be unable to achieve our business objectives, and may be forced to curtail our operations, reduce headcount, and/or temporarily cease our operations until requisite capital is secured. The consolidated financial statements do not include any adjustments relating to classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - RELATED PARTY TRANSACTIONS

On January 25, 2020, the Company and Atlas Capital Partners, Inc. (“Atlas”) entered into a Share Purchase and Assignment of Debt Agreement.  Pursuant to that agreement, Atlas, with the agreement of its creditor Emerald Coast Investments, Inc., was sold to the Company.  In return for such sale, the Company agreed to pay off all of the debt Atlas owed to Emerald Coast Investments, Inc. (“Emerald Coast”), of which Mr. Steve Smith, the Company’s Chief Executive officer, is principal.  However, it was later discovered that Atlas did not own the intellectual property agreed to by the parties and the debt assumed by the Company was forgiven by Emerald Coast.  The Company wrote off the intellectual property to expense and recognized the forgiveness of debt of $100,000 with a credit to additional paid in capital.

On November 20, 2020, the Company entered into a note receivable, with Emerald Coast. The note is for a term of 5 years and is non-interest bearing.  The balance of the receivable on December 31, 2020, was $65,000.  The Company also issued a total 27,000,000 shares for services to Emerald Coast during the year ended December 31, 2020. Emerald Coast has been paid $173,400 in fees for services for the year ended December 31, 2020.

As of December 31, 2020, the amounts due to a related party included advances made of $17,070, for accounts payable.

As of December 31, 2019, the amounts due to a related party were $16,870 for accounts payable.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

At December 31, 2020 and December 31, 2019, property and equipment, net, consisted of the following:

	December 31, 2020	December 31, 2019
Venue equipment	$13,999	$-

Less accumulated depreciation	(1,554)	-

Total	$12,445	$-

Depreciation expense for the years ended December 31, 2020, and 2019 was $1,554 and $0, respectively.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INTANGIBLE ASSETS

On May 10, 2020, the Company acquired intellectual property assets of Xtreme Fighting Championships Inc. a Florida corporation, for 16,640,040 shares of common stock with a fair value of $13,312,032.  The purchase price was allocated to content library and the XFC trademark.  Intangible assets at December 31, 2020 consist of :

Intangible assets
Trademark	$ 1,800,000
Content library	11,512,032
13,312,032
Less accumulated amortization	(1,058,422)
$ 12,253,610

Estimated future amortization for the content library intangible asset is as follows for the year ending:

2021	$ 1,644,576
2022	1,644,576
2023	1,644,576
2024	1,644,576
2025	1,644,576
Thereafter	2,230,730
$10,453,610

Amortization expense for the years ended December 31, 2020 and 2019 was $1,058,422 and $0, respectively.  The Company also wrote off the intellectual property acquired from Atlas amounting to $100,000 during the year ended December 31, 2020.

NOTE 7 – CONVERTIBLE DEBT

On September 30, 2020, the Company entered into a Convertible Promissory Note with Harbor Gates Capital, LLC, ("HGC") in the aggregate principal amount of $210,000 with a $10,000 original issue discount. The note bears interest at 10% per annum and is convertible into shares of the Company's common stock at a conversion price of $0.30. The Company also agreed to issue HGC 150,000 shares of common stock as a commitment fee. The Company recorded a debt discount of $76,735 including $21,000 of BCF and amortization expense of $45,390 for the year ended December 31, 2020. As of December 31, 2020, the balance on the note, net of unamortized discount of $31,345 was $178,655.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – CONVERTIBLE DEBT (continued)

On November 2, 2020, the Company entered into a Convertible Promissory Note with Firstfire Global Opportunities Fund ("FFO") in the aggregate principal amount of $550,000 with a $50,000 original issue discount due to FFO. The note bears interest at 10% per annum and may be converted, after 180 days from issue date into common shares of the Company's common stock at a conversion price of $0.20.   The Company also agreed to issue FFO 450,000 shares of common stock as a commitment fee and pay FFO’s legal fees of $50,000. The agreement contains price protection, in the event further issuances are below the conversion price of $0.20, the Company must have consent from the holder. The Company recorded a debt discount of $190,765 and amortization expense of $41,228 for the year ended December 31, 2020. As of December 31, 2020, the balance on the note, net of unamortized discount of $149,537 was $400,463

The Agreements contains customary representations and warranties and customary affirmative and negative covenants. These covenants include, among other things, certain limitations on the ability of the Company to: (i) pay dividends on its capital stock; (ii) make distributions in respect of its capital stock; (iii) acquire shares of capital stock; and, (iv) sell, lease or dispose of assets. Pursuant to the Agreements, the Holders are granted demand registration rights and pre-emptive rights as set forth in the Agreement. The Agreement includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency (each, an “Event of Default”). Upon the occurrence of an Event of Default, a majority of the Holders may accelerate the maturity of the convertible notes.   As of the date of this report, these convertible notes are in default.

NOTE 8 - STOCKHOLDERS’ EQUITY (DEFICIT)

The authorized capital of the Company consists of: 500,000,000 shares of common stock, par value $0.001 per share, 10,000,000 shares of preferred stock, par value $0.001 per share, and 2 shares of convertible preferred stock, par value $0.001, as of December 31, 2020.

Preferred Stock

On January 23, 2020, Friction & Heat, LLC, a majority shareholder with 190,000,000 common shares, $0.001 par value, entered into a third-party agreement to sell Mr. Steve A. Smith Jr., all of its holdings, 190,000,000 shares of the Company's common stock or 94%, of the then outstanding common stock of the Company of 202,180,000. The sale effectuated a change of control.  Subsequently, 170,000,000 shares of the Company’s common stock were returned to Treasury and Mr. Smith was issued 2 shares of Series AA Convertible Preferred Stock, par value $0.001

On June 4, 2020, the Company amended its articles of incorporation authorizing 10,000,000 preferred shares of the Company’s stock.

On June 9, 2020, the Company filed a Certificate of Designation for the Company’s Series AA convertible preferred stock, authorizing 2 shares. These shares have a liquidation preference to common stock equal to $0.125 per share.  Each share of Series AA Convertible Preferred Stock shall be convertible, at the option of the holder, into an amount equal to 40% of the Company’s fully paid and non-assessable shares of Common Stock and shall have voting rights equal 40% of the Company’s fully paid and non-assessable shares of Common Stock.

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

Common Stock

For the year ended December 31, 2020, the Company issued 49,252,676 shares of common stock with fair values ranging from $0.21 - $1.39 per share and recognized stock-based compensation expense of $11,995,071

On May 10, 2020, the Company issued 16,640,040 shares of its common stock for the acquisition of certain intangible assets. (see Note 6).

On November 5, 2020, the Company issued 600,000 shares of its common stock, as a commitment fee for its Convertible Debt.

On December 7, 2020, the Company issued 1,143,000 shares of its common stock for cash, $156,818.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in litigation relating to claims arising out of our operations in the normal course of business. The Company is not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which the Company is a party or to which any of the Company’s properties is subject, which would reasonably be likely to have a material adverse effect on the Company’s business, financial condition and operating results.

NOTE 10 – INCOME TAXES

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carry forward for tax purposes of approximately $2,200,000 at December 31, 2020.

The tax reform bill that Congress voted to approve Dec. 20, 2017, also known as the “Tax Cuts and Jobs Act”, made sweeping modifications to the Internal Revenue Code, including a much lower corporate tax rate, changes to credits and deductions, and a move to a territorial system for corporations that have overseas earnings. The act replaced the prior-law graduated corporate tax rate, which taxed income over $10 million at 35%, with a flat rate of 21%. Under the act, businesses can carry forward NOLs indefinitely. Indefinite NOLs are NOLs generated in a tax year beginning after 2017. This indefinite carryforward period includes any NOLs from 2018, 2019 and 2020 that remain after they are carried back to tax years in the five-year carryback period.

For U.S. purposes, the Company has not completed its evaluation of NOL utilization limitations under Internal Revenue Code, as amended (the “Code”) Section 382, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited as to the amount that could be utilized each year, or possibly eliminated, based on the Code. The Company has also, not completed its review of NOL’s pertaining to years the Company was known as “Duke Mountain Resources Inc.”, which may not be available due to IRC Section 382 and because of a change in business line that may eliminate NOL’s associated with Duke Mountain Resources Inc.”

XTREME FIGHTING CHAMPIONSHIPS, INC.

FKA: DUKE MOUNTAIN RESOURCES, INC.

NOTES AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – INCOME TAXES (Continued)

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to a net deferred tax asset is as follows:

	December 31, 2020	December 31, 2019
Net operating loss carryforward	$454,152	$90,510
Change in tax rate	-	-
Impairment of assets	$-	$31,500
Valuation allowance	(454,152)	(122,010)
Net deferred tax asset	$-	$-

After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2020 and 2019, due to the uncertainty of realizing the deferred income tax assets.

NOTE 11 - SUBSEQUENT EVENTS

On January 12, 2021, the Company issued an aggregate of 400,000 shares of common stock for services.

On January 21, 2021, the Company issued an aggregate of 145,263 shares of common stock for services.

On February 10, 2021 the Company issued 10,000,000 shares of common stock for services.

On March 4, 2021, the Company issued an aggregate of 150,000 shares of common stock for services.

On March 16, 2021, the Company issued an aggregate of 10,000,000 shares of common stock for services.

On June 24, 2021, the Company was sued by HGC in the United States District Court for the Southern District of Florida, Civil Action No. 1:21cv22322 for default on the note (see Note 7).   The note was due within six months from the funding and HGC alleged that the Company was in default.  The Company is defending this action.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering

Item	Amount

SEC Registration Fee	$91.64
Legal Fees and Expenses*	$25,000.00
Accounting Fees and Expenses*	$0.00
Miscellaneous*	$.0.00
Total*	$25,091.64

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

RECENT SALES OF UNREGISTERED SECURITIES

None.

EXHIBITS

ITEM 16. EXHIBITS

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion of Counsel on legality of securities being registered (2)
23.1 23.2	Consent of RBSM, LLP (2) Consent of Boyle CPA (2)

(1)Filed with Form SB-2 Registration Statement on January 24, 2017

(2)To be filed by amendment to this Registration Statement on Form S-1/A

UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on November 18, 2021.

Xtreme Fighting Championships Inc.

/s/ Steve A. Smith Jr.
By:	Steve A. Smith Jr.
Its:	Principal Executive Officer and Principal Financial and Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Steve A. Smith Jr.	Principal Executive Officer, Principal	November 17, 2021
Steve A. Smith Jr.	Financial and Accounting Officer